Exhibit 10.1
Amendment No. 1 to Employment Agreement
          This Amendment No. 1 to Employment Agreement (the “Amendment”) is entered into by and between ___ (the “Executive”) and Trubion Pharmaceuticals, Inc., a Delaware corporation (the “Company”) as of April 8, 2008 (the “Effective Date”). The parties, intending to be legally bound, hereby amend the Employment Agreement dated March 21, 2008 between the Executive and the Company (the “Agreement”) as follows:
     1. Amendment to Agreement. Section 6(d) of the Agreement is hereby amended and restated to read in its entirety as follows:
          “(d) Effect of Change in Control. If there is an Involuntary Termination of the Executive’s Employment (i) within the period beginning three (3) months before and ending twelve (12) months after a Change in Control (as defined below) or (ii) more than three (3) months prior to a Change in Control but in connection with a Change in Control (each, a “Qualifying Change in Control Termination”), then the vesting restrictions shall immediately lapse on all of the Executive’s Compensatory Equity provided that the Executive executes, delivers, and does not revoke the Release as described in Section 6(a). In addition, in the event of a Qualifying Change in Control Termination, the Executive will be entitled to all benefits described in Sections 6(a) and 6(b) of this Agreement subject to the same terms and conditions and payment dates described above, except that (x) the cash payment amount under Section 6(a) shall be an amount equal to the sum of ___months of the Executive’s then annual Base Compensation (not giving effect to any reduction in Base Compensation made in connection with such Involuntary Termination or giving rise to Good Reason) and (y) the Company’s payment of monthly COBRA premiums under Section 6(b) shall be for up to ___months. For purposes of the preceding sentence, an Involuntary Termination shall be deemed to be in connection with a Change in Control if such termination (i) is required by the merger agreement, purchase agreement or other instrument relating to such Change in Control or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change in Control.”
     2. Defined Terms. Except as otherwise stated herein, all capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.
     3. Effectiveness and Effect of Amendment. This Amendment shall become effective upon the Effective Date. Except as amended as set forth herein, the Agreement shall continue in full force and effect. Any and all references to the Agreement shall mean the Agreement as amended by this Amendment.
     4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     5. Choice of Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Washington (except their provisions governing the choice of law).

          IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the Effective Date.

[Executive]

Trubion Pharmaceuticals, Inc.
By:
Name:
Title:

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